Exhibit 99.1

OTG Acquisition Corp. I Announces the Separate Trading of its Ordinary Shares and

Warrants, Commencing on or about November 3, 2025

NEW YORK, October 29, 2025 (GLOBE NEWSWIRE) – OTG Acquisition Corp. I (Nasdaq: OTGAU) (the “Company”), a special purpose acquisition company, today announced that, commencing on or about November 3, 2025, holders of the units sold in the Company’s initial public offering completed on September 15, 2025 (the “offering”), may elect to separately trade the ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “OTGA” and “OTGAW,” respectively, and those units not separated will continue to trade under the symbol “OTGAU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 11, 2025. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OTG Acquisition Corp. I

OTG Acquisition Corp. I is a public acquisition vehicle and intends to target companies in the digital infrastructure services sector where its management has extensive investment and operational experience. The Company expects to focus on sectors whose growth is primarily driven by the expansion of data centers, digital infrastructure, power generation, communication technology and their related ecosystems.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Scott Troeller

scott@xipllc.com

(917) 488-5629